Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into to be effective as of September 25, 2019, by and between Montauk Energy Holdings, LLC (the “Company”), and Sean F. McClain (“Employee”).

On the terms and conditions hereinafter set forth, the Company desires to employ the Employee, and the Employee desires to be employed by the Company in connection with the operation of the Company’s business of owning and operating renewable energy facilities and any related businesses the Board may direct the Company to engage in or acquire (the “Business”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Company and the Employee agree as follows:

1. Term. The terms of the Agreement shall commence on the date first above written and shall remain in effect until terminated in accordance with the provisions in Paragraph 8 below.

2. Duties. During the Term, the Company shall employ the Employee, and the Employee shall serve as the President and Chief Executive Officer of the Company. The Employee shall have and shall perform the duties commensurate with the position, and shall devote his full business time and attention to the Business; provided the Employee may manage his personal investments and subject to Employee’s prior disclosure to the Board of Managers of the Company (the “Board”) and approval by the Board, serve on charitable boards and/or for profit boards not engaged in the Business.

3. Salary. During the Term, the Company shall pay to the Employee a base salary of $260,000.00 per annum payable in accordance with the standard payroll practices of the Company. The base salary will be reviewed by the Remuneration Committee of the Board of the Company or the Remuneration Committee of the Board of Montauk Holdings Limited, as applicable, annually for increase on the same basis as the salaries of other executives of the Company and, if increased, shall thereafter be the Employee’s base salary as reflected in the meeting minutes approving such increase.

4. Incentive Compensation.

(a) The Employee is currently and shall be entitled to continue to participate in the Company’s existing annual bonus plan, subject to the terms and conditions of such plan. The Employee’s base target bonus is 50% of Employee’s annual base salary. The final bonus will be based on a combination of individual and Company performance related goals and as may be approved on an annual basis by the Remuneration Committee of the Board of the Company or the Remuneration Committee of the Board of Montauk Holdings Limited, as applicable.

(b) Subject to the achievement of certain individual and Company goals, the Employee shall be entitled to receive additional incentive compensation on a discretionary basis as approved annually by the Company or the Board for the successful completion of approved acquisitions, development projects or other criteria established by the Remuneration Committee of the Board of the Company or the Remuneration Committee of the Board of Montauk Holdings Limited, as applicable.

(c) The Employee is also eligible to participate or continue to participate in, as the case may be, any other incentive compensation, equity ownership or similar type plan established by the Company, the Company’s current parent company Montauk Holdings Limited, or the Company’s then parent company or by the Board after the commencement of this Agreement.

(d) Malus and claw-back. If the Remuneration Committee considers that there is a significant downward restatement of the financial results of the Company or reasonable evidence of gross misconduct or gross negligence by the Employee; the Remuneration Committee may, in its discretion, at any time prior to the Employee’s incentive compensation being paid, decide that some or all of the Employee’s incentive compensation (which is subject to this malus and claw-back provision) will be reduced.

5. Benefits. During the Term, Employee shall be entitled, to the extent the Employee is otherwise eligible, to participate fully in all benefits provided by the Company for its executive employees generally, including but not limited to any group life, health, and long-term disability insurance and retirement plans maintained from time to time by the Company.

6. Expense Allowance. Employee is authorized to incur, or to cause the Company to incur, reasonable and necessary expenses in connection with the performance of his duties hereunder in accordance with the Company’s Expense Reimbursement Policy.

7. Paid Time Off (PTO). The Employee shall be entitled to six (6) weeks of paid time off (PTO). The timing of the Employee’s vacation shall be scheduled in a reasonable manner by the Employee so as to ensure no disruption to the Company’s business.

8. Termination.

(a) Employee’s employment under this Agreement shall terminate upon the first to occur of the following:

(i) The Employee’s death.

(ii) The Employee’s permanent disability. The term “permanent disability” shall mean physical or mental incapacity of a nature which has prevented or will prevent the Employee, in the sole judgment of the Board taking into consideration any medical reports provided by Employee or treating physicians, from performing on a full-time basis each of the material duties of the Employee for a period of fifteen (15) consecutive weeks or an aggregate of thirty (30) weeks within any period of twelve (12) consecutive months.

(iii) The Employee’s employment being terminated by the Company for cause. Termination “for cause” shall mean termination because of the Employee’s commission of a willful or grossly negligent act which causes material harm to the Company including embezzlement, dishonesty, fraud, conviction of a felony or other criminal charge involving moral turpitude, illegal drug addiction or improper communication of material confidential information in violation of Paragraph 13 or 14 of this Agreement. Termination for cause shall occur upon delivery to the Employee of a written notice of such action by the Company, which written notice shall specify the ground for such termination.

(iv) The Company (acting through the Board) may terminate the Employee’s employment at any time (the date of such termination being the “Termination Date”) by a majority vote (excluding the Employee being voted on if the Employee is a member of the Board) of the Board for whatever reason it deems appropriate or without reason (a “Board Termination”); provided, however, that such termination (A) is not pursuant to Paragraphs 8(a)(i) (death), (ii) (permanent disability), or (iii) (for cause).

(v) Employee may terminate his employment for Good Reason. “Good Reason” shall mean:

(1) Any material breach of this Agreement by the Company of which the Company has been provided written notice by the Employee and has failed to cure within 90 days after receipt of such notice;

(2) The material reduction in the aggregate compensation to which Employee is otherwise entitled under the terms of Paragraphs 3, 4 or 5 above;

(3) A relocation of Employee’s office by more than 35 miles from its current location;

(4) The Employee is no longer serving as the President and Chief Executive Officer of the Company or its U.S. parent company; or

(5) A material reduction in the Employee’s duties, responsibilities or authority, other than as a result of the hiring of additional management personnel who report directly or indirectly to the Employee.

(vi) Employee may resign his employment without Good Reason at any time upon ninety (90) days written notice to the Board.

(b) Upon termination of the employment of the Employee with the Company hereunder (for whatsoever reason), the Employee shall be deemed automatically without further act to have resigned all of his positions as an officer, manager and director of the Company or any affiliate, parent or subsidiary of the Company and as a trustee of any benefit plan of the Company or any affiliate, parent or subsidiary of the Company.

9. Compensation Payable to Employee on Termination. The rights of the Employee to compensation upon termination of employment are:

(a) In the case of voluntary resignation of the Employee other than for Good Reason or termination for Cause, the Company shall promptly pay to the Employee any salary accrued on the date employment terminates, any accrued and unused vacation and any other amounts as provided for under any benefits, equity plan, program or policy of the Company.

(b) In the case of the death of the Employee, the Company shall pay to the Employee, Employee’s beneficiary or beneficiaries designated in writing to the Company, or to the Employee’s estate in the absence or lapse of such designation: (i) the salary, as in effect at the date of the Employee’s death, through the last day of the month in which death occurred, any accrued but unused vacation and any other amounts as provided for under any benefits, equity plan, program or policy of the Company and any accrued but unpaid bonus for any completed fiscal year of the Company and (ii) the Pro Rata Incentive as defined below.

(c) In the case of the permanent disability of the Employee, the Company shall pay to the Employee: (i) the salary for six (6) additional months after the permanent disability is determined per Section 8(a)(ii) when the same would otherwise have been paid, any accrued but unused vacation and any other amounts as provided for under any benefits, equity plan, program or policy of the Company and any accrued but unpaid bonus for any completed fiscal year of the Company and (ii) the Pro Rata Incentive as defined below.

(d) In the case of a Board Termination pursuant to Paragraph 8(a)(iv) or in the event of Employee’s resignation for Good Reason, the Company shall continue to pay to or for the benefit of the Employee the sum of (i) the base salary provided for in Paragraph 3 (at the annual rate then in effect), (ii) the COBRA premiums for Employee and his family during the Severance Period ((i) and (ii) above collectively the “Severance Pay”) through the Termination Date and for a period of twelve (12) months following the Termination Date (the “Severance Period”). In addition, as of the Termination Date the Company shall pay the to the Employee (i) any accrued but unused vacation and any other amounts as provided for under any benefits, equity plan, program or policy of the Company and any accrued but unpaid bonus for any completed fiscal year of the Company and (ii) the Pro Rata Incentive as defined below.

The Pro-Rata Incentive is defined as the product of (1) a percentage calculated by dividing the number of months the Employee was employed under this Agreement, including the full month in which the termination of this Agreement occurred, by the total number of months in the Company’s current fiscal year. This percentage would be applied to the incentive compensation payment that would have been due per Paragraph 4 of this Agreement to the Employee had the Employee been employed for the full fiscal year and shall be computed and payable within ninety (90) days after the end of the Company’s fiscal year.

The Employee shall be entitled to receive the Severance Pay only if he (i) executes and delivers a release in form and substance reasonably satisfactory to the Company, provided that any release shall except out any amounts owing by the Company to Employee pursuant to this Agreement, rights of indemnification and directors and officers liability insurance (if then in effect) and shall have no post-employment activity limitations beyond those stated in this Agreement, (ii) provides, if requested by the Company from time to time but with due regard for the Employee’s other duties and responsibilities, information to the Company with regard to matters in which the Employee has knowledge as a result of the Employee’s employment with the Company and reasonable assistance to the Company in defense of any claims that may be made against the Company or in the prosecution of any claims that may be made by the Company, to the extent that such claims may relate to the period of the Employee’s employment with the Company and (iii) does not violate Paragraph 12 during the Board Termination Non-Compete Period. In the event of such termination, the rights and benefits of the Employee under the benefit plans, programs and policies of the Company shall be determined in accordance with the provisions of such plans, programs and policies, and neither the Employee nor the Company shall have any further rights or obligations under this Agreement, except that the Employee’s obligations pursuant to Paragraphs 11, 12, 13, 14, 15 and 16 shall continue.

In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Employee as a result of employment by another employer.

10. Duties of Employee on Termination. Upon the termination of this Agreement, the Employee shall immediately return any and all property of the Company in the possession of the Employee, including, without limitation, all documents, contracts, financial information, customer information, proprietary product information, records, equipment, computers, vehicles, etc.

11. Covenant Not to Compete. The Employee covenants and agrees that the Employee will not, at any time during the Term and for a period of up to twelve (12) months following termination of employment, compete with the Business or any of its subsidiaries or parent companies (collectively, the “Protected Entities”) by engaging, directly or indirectly, in the Covered Business (as defined below) within the Covered Area (as defined below), without the written consent of the Company.

For purposes of this Agreement:

(i) The term “Covered Business” means the Business;

(ii) the phrase “engaging, directly or indirectly” means engaging or having an interest in, directly or indirectly, as owner, partner, participant of a joint venture, trustee, proprietor, shareholder, member, manager, director, officer, employee, independent contractor, capital investor, consultant, advisor or similar capacity, or by lending his name or reputation to be used in connection with, or otherwise participating in or making available his skill, knowledge or experience to be used in connection with, the operation, management or control of a division, group, or other portion of a business or enterprise engaged in any aspect of the Covered Business; provided, however, the foregoing shall not be violated by Employee being involved in the non-competing operations or activities of any Covered Business or by Employee owning less than one percent (1%) of the equity securities of a publicly traded company, and

(iii) the phrase “within the Covered Area” is defined to include those various States within, and territories of, the United States and in each of the countries where the Protected Entities perform Covered Services on the date hereof, and such additional States, territories and countries where the Protected Entities are performing the Covered Services as of the date of termination of employment.

Any breach of the provisions of Paragraph 11 of this Agreement shall automatically toll and suspend the period of restraint for the amount of time that the breach continues.

12. Non-Solicitation. During the Non-Compete Period as defined above in Paragraph 11, Employee agrees not to (i) induce or attempt to induce any person or entity that is a customer (or affiliate thereof) or supplier (or affiliate thereof) of the Protected Entities (“Customers or Suppliers”) to refrain from or cease doing business with the Protected Entities, or (ii) interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Protected Entities and any Customers or Suppliers.

During the Non-Compete Period as defined above in Paragraph 11, Employee agrees not to (i) induce, encourage or otherwise solicit any employee (other than (A) any employee who is terminated by the Protected Entities or who voluntarily leaves the employment of, or terminates the relationship with, Protected Entities other than due to being indirectly or directly induced or solicited to leave by Employee or (B) any employee who voluntarily leaves the employment of, or terminates the relationship with, the Protected Entities in response to a general solicitation for employment distributed through a public medium or general mailing or distribution) of the Protected Entities to terminate his, her or its employment relationship or contract with the Protected Entities or to accept any other employment or position, or (ii) assist any other entity in hiring any such employee.

13. Trade Secrets. Except with the express written consent of the Company, the Employee will not, either during the Term or anytime thereafter, directly or indirectly, use or disclose for the benefit of the Employee or any other person, firm or entity, any of the trade secrets of the Protected Entities, whether or not said information was acquired, learned, obtained or developed by the Protected Entities alone or in conjunction with others. For purposes of this Agreement, trade secrets shall mean that which is known only to the Protected Entities and those employees or other agents to whom it has been confided, and is by law the property of the Protected Entities, and shall include all information relating to design and manufacturing procedures, techniques, programs, processes, methods, and marketing studies. It is the intent hereof that the Employee shall not divulge or use any such information which is unpublished or not otherwise readily available to the public or which is not general information in the business of the Protected Entities; provided, however, that nothing contained in this Paragraph 13 shall restrict the Employee from complying with any written order of any court or other governmental entity with jurisdiction over the Company and/or the Employee.

14. Business Information; Intellectual Property. Except with the Protected Entities’ express written consent or in compliance with any written order of any court or other governmental entity with jurisdiction over the Company and/or the Employee, the Employee agrees that he will not, either during the Term or for a period of five (5) years thereafter, directly or indirectly, use or disclose for the benefit of the Employee or the benefit of any other person, firm or entity, any of the Protected Entities’ confidential or proprietary business information, whether or not said information was acquired, learned, obtained or developed by the Protected Entities alone or in conjunction with others. For purposes of this Agreement, confidential or proprietary business information shall include, without limitation, any and all information relative to the Protected Entities’ customers, suppliers, strategies, personnel practices, sales, costs and prices. It is the intent hereof that the Employee shall not divulge or use any such information which is unpublished or not readily available to the general public.

The Employee also makes the same pledge with regard to any confidential or proprietary business information of the Protected Entities’ past or present customers, contractors or suppliers. The parties agree that as used herein, “confidential or proprietary business information” shall not include the following:

(i) Information which at the time of disclosure and through no fault of Employee is in the public domain as evidenced by printed publications;

(ii) Information which, after disclosure permitted under this agreement, becomes part of the public domain by publication or otherwise through no fault of Employee;

(iii) Information which was in Employee’s possession at the time of disclosure and was not acquired, directly or indirectly, from the Company; and

(iv) Information which corresponds in substance to that furnished to Employee by others as a matter of right without restriction on disclosure.

Employee agrees that he will promptly inform and disclose to the Company all inventions and other intellectual property created or developed during the course of his employment with the Company that relate to the business of the Company (“Work Related Intellectual Property”). Employee agrees that all Work Related Intellectual Property shall be the exclusive property of the Company unless otherwise agreed by both parties in writing. During his employment and as necessary thereafter, Employee shall assist the Company to obtain, perfect and maintain all intellectual property rights covering such Work Related Intellectual Property that the Company seeks to protect, and shall execute all documents and do all things necessary to obtain for Company all such Work Related Intellectual Property rights that would be necessary to secure for the complete benefit of the Company. Employee hereby assigns to Company or its designee all right, title, and interest to all Work Related Intellectual Property and Work Related Intellectual Property rights covered by the foregoing relating to the business of the Company that Employee may now own or may own at any time during his employment with the Company. Employee acknowledges that all Work Related Intellectual Property that is copyrightable subject matter and which qualifies as “work made for hire” shall be automatically owned by the Company. Further, Employee hereby assigns to the Company any and all rights which Employee has or may have in Work Related Intellectual Property which is copyrightable subject matter and which, for any reason, does not qualify as “work made for hire.”

15. Damages and Specific Performance. The Employee expressly recognizes that any breach of the provisions of this Agreement is likely to result in irreparable injury to the Protected Entities and that money damages may not adequately compensate the Protected

Entities for such breach. Therefore, the Employee agrees that the Protected Entities shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction not only to obtain damages for any breach of this Agreement, but also to enforce the specific performance of this Agreement by the Employee and to enjoin Employee from activities in violation of this Agreement

16. Attorney Fees and Other Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees as well as court costs and all expenses not taxable as court costs. This remedy shall include, without limitation, all such fees, costs and expenses incident to appeals.

17. No Waiver of Breach. The failure of a party to require the performance of a provision of this Agreement shall not constitute a waiver of a subsequent breach or nullify the effect of such provision.

18. Governing Law. This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania.

19. Notices. Any notice required or permitted herein shall be in writing and shall be mailed, postage prepaid, or sent by overnight courier, properly addressed to the other party at the address set forth below, subject to change by written notice of either party to the other:

Company:

Montauk Energy Holdings, LLC

680 Andersen Drive, Foster Plaza 10

Pittsburgh, PA 15220

Attention: General Counsel

Employee:

Sean F. McClain

9100 Timberglen Drive

Imperial, PA 15126

Any notice shall be considered given three days following the date when deposited in the U.S. Mail or one day following the date delivered to an overnight courier.

20. Survival of Obligations. All covenants, agreements, representations and warranties made herein or otherwise made in writing by either party to this Agreement shall survive the execution and delivery of this Agreement and the performance of the services contemplated hereby.

21. Severability. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein.

22. Entire and Binding Agreement. This Agreement constitutes the full and complete understanding and agreement of the parties with respect to the employment of the Employee by the Company and supersedes all prior understandings and agreements regarding the Employee’s employment. This Agreement may be modified only by a written instrument executed by both parties.

23. Payments to the Employee. Any payments to the Employee, his estate or designated beneficiary pursuant to the terms of this Agreement shall be reduced by such amounts as are required to be withheld under all present and future federal, state, and local tax and other laws and regulations.

24. Representative Capacity. Each individual executing this Agreement in a representative capacity, represents and warrants that he has the authority of his principal to bind said principal to this Agreement.

25. Indemnification and Insurance; Legal Expenses. During the Term and for so long thereafter as liability exists with regard to the Employee’s activities during the Term on behalf of the Company, its affiliates, or as a fiduciary of any benefit plan of any of them, the Company shall indemnify the Employee to the fullest extent permitted by applicable law (other than in connection with the Employee’s gross negligence or willful misconduct), and shall advance to the Employee reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Employee to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Employee was not entitled to the reimbursement of such fees and expenses). During the Term and thereafter while liability exists, the Employee shall be entitled to the protection of any insurance policies the Company shall elect to maintain generally for the benefit of its directors and officers (“Directors and Officers Insurance”) against all costs, charges and expenses incurred or sustained by the Employee in connection with any action, suit or proceeding to which the Employee may be made a party by reason of the Employee being or having been a director, officer or employee of the Company or any of its affiliates or his serving or having served any other enterprise or benefit plan as a director, officer, fiduciary or employee at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement), provided that the Employee shall, in all cases, be entitled to Directors and Officers Insurance coverage no less favorable than that (if any) provided to any other present or former director, manager or officer of the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

MONTAUK ENERGY HOLDINGS, LLC

By:	/s/ John Copelyn
Name: John Copelyn
Title: Chairman

EMPLOYEE:

/s/ Sean F. McClain
Sean F. McClain